Exhibit 10.31

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is entered into by and between Live Current Media Inc. and its subsidiaries (collectively, “Company”), on the one hand, and Mark Melville, an individual (“Mr. Melville”), on the other hand.

Recitals

1.
On August 25, 2009, the Company entered into an agreement to transfer its cricket-related operations to a third party (the “Cricket Agreement”).  As part of the Cricket Agreement, it was agreed that the third party would venture to sign an employment agreement with Mr. Melville and in the interim pay for all of the costs associated with Mr. Melville’s employment.

2.
From August 25, 2009 to April 30, 2010 the Company has been reimbursed for all Mr. Melville’s costs including salary, benefits, vacation pay and expenses. Mr. Melville has tendered his resignation as the Company’s President and Chief Corporate Development Officer to take effect October 1, 2010.

3.
Pursuant to the terms of Mr. Melville’s Employment Agreement, dated November 9, 2007, with the Company (the “Employment Agreement”), the Company owes Mr. Melville a $100,000 special bonus that was payable on January 1, 2009 and a $100,000 special bonus that was payable on January 1, 2010.  The two special bonuses referenced herein shall be referred to collectively as the “Special Bonuses.”

4.
To expedite and facilitate a smooth transition of Mr. Melville’s transfer of employment to the third party pursuant to the Cricket Agreement, the Company and Mr. Melville desire to settle and resolve all possible disputes between them relating to his employment compensation and the Special Bonuses on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and one hundred dollars ($100.00) good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Mr. Melville agree as follows:

Agreement

1.
This Agreement replaces and supersedes the Employment Agreement, which shall be terminated upon execution of this Agreement with the exception of paragraphs 8, 9, 10, 11 and 12 of the Employment Agreement, to which the Executive agrees to continue to be bound.  If there is any conflict between this Agreement and the Employment Agreement, the provisions of this Agreement will prevail.

2.	Mr. Melville will continue to render part-time services to the Company from May 1, 2010 until September 30, 2010 (the “Term”).

3.
During the Term, the Company agrees to pay Mr. Melville a combination of cash and shares of the Company’s common stock (as described below) in full and final satisfaction of all Special Bonus payments which the Company owes to Mr. Melville:

a.
Within 5 days of the execution of this Agreement, the Company will issue to Mr. Melville shares of its restricted common stock equivalent to $75,000 (less required statutory deductions, as defined in paragraph 3.7 of the Employment Agreement). The number of shares to be issued shall be computed using the average trading price of the common stock over the 30 trading days prior to the execution date of this Agreement.

b.	During the Term Mr. Melville shall be paid the sum of $20,833.33 per month less required statutory deductions as defined in paragraph 3.7 of the Employment Agreement.

5.	On or before the end of the Term, the Company will pay Mr. Melville all accrued vacation pay.

6.
The Company shall pay on Mr. Melville’s behalf (i) premiums for the Medical Services Plan (“MSP”) of British Columbia (“Statutory Benefits”) and (ii) premiums for extended medical and dental benefits currently provided by the Sun Life Insurance Company (the “Discretionary Benefits”) which does not include long term disability insurance.  The Company shall pay for the Statutory Benefits through the end of the Term.  The Company shall pay for the Discretionary Benefits until the earlier of (A) the termination of the Discretionary Benefits for all of the Company’s employees or (B) through the end of the Term.  Mr. Melville acknowledges that he will not be entitled to any other compensation, benefit, or payment from the Company whether pursuant to his Employment Agreement, or otherwise, other than that expressly set forth in this Agreement.  Mr. Melville further agrees that the amounts paid under this Agreement may be applied as a set-off against any later claim that he may make.

7.
Mr. Melville acknowledges that at the conclusion of the Term, he will no longer be an Employee of the Company for any reason.  Mr. Melville acknowledges that, upon execution of this Agreement, he relinquishes all options granted to him, whether vested or unvested, under the Communicate.com, Inc. 2007 Stock Incentive Plan.

8.
Mr. Melville acknowledges that he has not relied upon the Company or its legal counsel or accountants for any advice in connection with the tax treatment of this payment.  Mr. Melville agrees to indemnify and hold the Company harmless from any and all claims or liability, including costs and legal fees, incurred as a result of any payments made to Mr. Melville under this Agreement or the Employment Agreement.

9.
On or before the end of the Term, Mr. Melville will return all Company property to the Company, apart from the Company’s laptop computer used by Mr. Melville.  Mr. Melville and the Company understand and agree that the term “Company property” will be given its broadest meaning and will include, without limitation, all Company equipment, access codes, documents and electronic files.

10.
Mr. Melville acknowledges that the Company’s business and future success depends on preservation of its trade secrets and other confidential, proprietary information concerning the Company, its affiliates, suppliers, and customers (“Secrets”).  Proprietary information means information, ideas and materials of or about the Company or its affiliates, employees, customers, or others with whom the Company conducts business.  These Secrets include, without limitation: technology, business plans, finances, marketing policies and practices; supplier identity and costs; contract renewal dates; employee lists and compensation; and other such business information.  Mr. Melville warrants and agrees that he will keep these Secrets confidential and will not use or disclose them for any reason, unless required to do so by law.  Nothing in this provision shall limit the right and obligation of Mr. Melville to provide truthful information when the law so requires.

11.
The parties agree that this Agreement imposes the duty of good faith on all parties, that this Agreement sets forth completely the terms of the parties’ agreement and understanding, that this Agreement supersedes any and all prior agreements or understandings, both oral and written, and that this Agreement cannot be modified without the express written consent of the parties hereto.

12.
Mr. Melville, on behalf of himself, his heirs, executors, administrators, and assigns, does forever release and forever discharge the Company together with its affiliates, subsidiaries, directors, officers, employees, agents, owners and shareholders from any and all manners of actions, causes of actions, suits, contracts, claims, complaints, damages, costs and expenses of any nature or kind whatsoever known or unknown whether in law or in equity or pursuant to statute, which, as against the Company, Mr. Melville has ever had or now has by reason of or arising out of any cause, matter or thing whatsoever occurring or existing up to the end of the Term and without limiting the generality of the foregoing, any matter, cause, or thing relating to or arising out of Mr. Melville’s employment with the Company, his Employment Contract, this Agreement or the termination of Mr. Melville’s employment with the Company, and any other claim for damages, notice, payment in lieu of notice, wrongful dismissal, severance pay, loss of benefits including long term and short term disability, pension issues, bonus, profit sharing, stock distribution, stock options or stock purchase rights, overtime pay, commissions, vacation pay, unjust enrichment or any claims under the British Columbia Employment Standards Act or Human Rights Code.

13.	No part of this Agreement or the decision of any party to resolve these matters and enter into this Agreement shall be construed as an admission of wrongdoing or liability.

14.	All dollar amounts in this Agreement are stated and payable in Canadian dollars unless stated otherwise.

15.
In the event that any provision of the Agreement or compliance by any of the parties with any provision of this Agreement shall constitute a violation of any law, then such provision, to the extent only that it is so in violation, shall be deemed ineffective and unenforceable and shall be separable from the remaining provisions of the Agreement, which provisions shall remain binding on the parties.

16.	The terms and conditions of this Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective heirs, successors, personal representatives, and assigns.

17.	The prevailing party will be entitled to costs and reasonable legal fees incurred in any action to enforce or address an alleged violation of the provisions of this Agreement.

18.
This Agreement shall be governed by the laws of the Province of British Columbia, without reference to its choice of law rules.  The courts of British Columbia sitting in the City of Vancouver will have exclusive jurisdiction over this Agreement, including its enforcement and any dispute regarding its interpretation and application, and the parties hereby irrevocably submit to the jurisdiction of those courts for those purposes.

19.	This Agreement may be executed in one or more counterparts, all of which together shall constitute one Agreement, and each of which separately shall constitute an original document.

20.
The parties signing below hereby warrant and represent that (1) this Agreement is being entered into freely, knowingly, and voluntarily; (2) this Agreement is fair and equitable; (3) any and all conditions to the execution, validity, or enforceability of this Agreement have been met; and (4) this Agreement is valid, binding, and enforceable.

21.
Mr. Melville further warrants that: (1) he has read this Agreement and finds that it is written in a manner that he understands; (2) he understands that this Agreement does not waive rights or claims that may arise after the date this Agreement is executed; (3) he has been advised that he has the right to consult with legal counsel prior to executing this Agreement and has had a reasonable opportunity for independent advice; and (4) he has signed this Agreement as his free and voluntary act.

THE UNDERSIGNED HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND AND AGREE TO IT.

/s/ Mark Melville	June 16, 2010
Mark Melville	Date

/s/ Chantal Iorio	June 16, 2010
Witnessed by: Chantal Iorio	Date

Live Current Media Inc.

/s/ Geoff Hampson	June 16, 2010
Geoff Hampson	Date
Chief Executive Officer